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Exhibit 2.3

NOTE CONTRIBUTION AND EXCHANGE AGREEMENT

        This Note Contribution and Exchange Agreement, dated as of April 4, 2005 (the "Agreement"), is entered into by and among the noteholders listed on Schedule I hereto (each, a "Noteholder" and collectively, the "Noteholders"), ev3 Endovascular Inc. (formerly known as ev3 Inc.), a Delaware corporation ("ev3 Endovascular"), and ev3 Inc., a Delaware corporation (the "Company"). Capitalized terms used herein and not otherwise defined shall have the meanings ascribed to such terms in Section 8.1 of this Agreement.

R E C I T A L S

        WHEREAS, the Noteholders are the owners of the demand notes of ev3 Endovascular, which following the Merger (as defined below) will be a wholly owned subsidiary of the Company, set forth opposite such Noteholders' names on Schedule II hereto (collectively, the "Notes");

        WHEREAS, the Company intends to file a Registration Statement on Form S-1 (the "Registration Statement") with the SEC pursuant to which it will pursue the Initial Public Offering of its common stock, par value $0.01 per share ("Company Common Stock");

        WHEREAS, simultaneously with the execution of this Agreement, the Company and ev3 LLC, a Delaware limited liability company ("ev3 LLC"), will enter into an agreement and plan of merger (the "Merger Agreement") pursuant to which ev3 LLC will agree, on the terms and subject to the conditions set forth in the Merger Agreement, to merge (the "Merger") with and into the Company with the Company surviving the Merger, as more fully described in the Merger Agreement;

        WHEREAS, simultaneously with the execution of this Agreement, the Company, ev3 LLC and certain institutional stockholders named therein will enter into a contribution and exchange agreement (the "Contribution Agreement") pursuant to which the stockholders will agree, on the terms and subject to the conditions set forth in the Contribution Agreement, to contribute to ev3 LLC common stock of Micro Therapeutics, Inc., a Delaware corporation, in exchange for common membership units of ev3 LLC, as more fully described in the Contribution Agreement; and

        WHEREAS, on the terms and subject to the conditions set forth in this Agreement, including, without limitation, Article VI herein, effective at the Closing (as defined in Section 2.1) the Noteholders desire to contribute to the Company, and the Company desires to accept from the Noteholders, the Notes owned by them as a contribution to capital (the "Contribution"), in exchange (the "Exchange") for the issuance to the Noteholders of the number of shares of Company Common Stock determined in the manner set forth in Section 1.3 below (collectively, the "Company Shares").

        NOW, THEREFORE, in consideration of the premises and for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto, intending to be legally bound, agree as follows:

ARTICLE I.
CONTRIBUTION AND EXCHANGE

          Section 1.1.    Contribution of Notes.    On the basis of the representations, warranties and agreements contained herein, and subject to the terms and conditions hereof, including, without limitation, the satisfaction (or waiver, to the extent permitted by this Agreement and applicable law) of the conditions set forth in Article VI of this Agreement, effective at the Closing each of the Noteholders agrees to contribute, transfer, assign and convey to the Company all right, title and interest in and to all of the Notes owned directly by such Noteholder, together with any and all rights, privileges, benefits, obligations and liabilities appertaining thereto, including in respect of any right to receive interest thereon through the Deemed Interest Accrual Date (as defined below) reserving unto such Noteholder no rights or interests therein whatsoever, to have and to hold the same unto the Company and its heirs, legal representatives, successors and assigns, from and after the Closing to its own proper use forever; provided, that upon prior written notice (a "Repayment Notice") to the Noteholders, the Company may repay, on or prior to the IPO Closing Date, on a pro rata basis, all or any portion of the Notes, together with accrued and unpaid interest thereon to and including the Deemed Interest Accrual Date; provided, further, that notwithstanding anything to the contrary contained in any Note, the Company shall so notify the Noteholders pursuant to a Repayment Notice prior to the first business day next preceding the Closing Date. The Company agrees that prior to repayment of any Notes subject to this Agreement, the Company shall use at least $75 million of the net proceeds of the Initial Public Offering to repay any demand notes, together with accrued and unpaid interest thereon, held by the Noteholders that may be issued by ev3 Endovascular to the Noteholders after the date hereof.

          Section 1.2.    Acceptance of Contribution.    On the basis of the representations, warranties and agreements contained herein, and subject to the terms and conditions hereof, effective at the Closing the Company hereby agrees to accept the Contribution of the Notes pursuant to Section 1.1 and to thereafter cancel the Notes such that the Notes no longer remain outstanding.

          Section 1.3.    Exchange.    In consideration of the Contribution by the Noteholders and on the basis of the representations, warranties and agreements contained herein, and subject to the terms and conditions hereof, on the Closing Date and in exchange for the Notes contributed to the Company pursuant to Section 1.1, the Company shall issue and deliver to each Noteholder the number of shares of Company Common Stock determined by dividing (i) the aggregate principal amount of Notes outstanding that are to be contributed to the Company by such Noteholder pursuant to Section 1.1, together with accrued and unpaid interest thereon to and including the Deemed Interest Accrual Date by (ii) the per share initial public offering price (before giving effect to the underwriting discount), as set forth on the cover of the final prospectus for the Initial Public Offering. As used herein, the "Deemed Interest Accrual Date" shall mean (i) in the event the IPO Closing Date occurs on a date that is 120 days or less from the Initial Filing Date, the date that is 90 days from the date the Registration Statement is first filed by the Company with the SEC (the "Initial Filing Date") and (ii) in the event the IPO Closing Date occurs on a date that is more than 120 days from the Initial Filing Date, the IPO Closing Date. For the avoidance of doubt, the Deemed Interest Accrual Date is illustrated by reference to the period from the Initial Filing Date through the IPO Closing Date as set forth in the table below. For purposes of calculating the Deemed Interest Accrual Date, the Initial Filing Date shall be counted. References to days in the table below shall be to calendar days.

Reference Period for Date on which the IPO Closing Date Occurs	Deemed Interest Accrual Date
Initial Filing Date through and including the date that is 90 days from the Initial Filing Date	90 days from the Initial Filing Date
91 days from the Initial Filing Date through and including the date that is 120 days from the Initial Filing Date	90 days from the Initial Filing Date
More than 120 days from the Initial Filing Date	IPO Closing Date

          By way of example, if the IPO Filing Date is March 15 and the IPO Closing Date is June 30, the Deemed Interest Accrual Date shall be June 12. If the IPO Filing Date is March 15 and the IPO Closing Date is July 31, the Deemed Interest Accrual Date shall be July 31.

          Section 1.4.    Interest on Notes.    Notwithstanding anything to the contrary contained herein or in the Notes, in the event the IPO Closing Date occurs during the period beginning on and including the date that is 91 days from the Initial Filing Date through and including the date that is 120 days from the Initial Filing Date (the "Interest Relief Period"), ev3 Endovascular shall be relieved of its obligations to pay accrued and unpaid interest in respect of any Notes for such Interest Relief Period. For purposes of calculating the Interest Relief Period, the Initial Filing Date shall be counted. By way of example, if the IPO Filing Date is March 15 and the IPO Closing Date is June 30, the Interest Relief Period shall be June 13 through and including June 30. If the IPO Filing Date is March 15 and the IPO Closing Date is July 31, there shall be no Interest Relief Period.

          Section 1.5.    No Fractional Shares.    Notwithstanding anything to the contrary contained herein, no certificates or scrip representing fractional shares of Company Common Stock shall be issued to any Noteholder in connection with the Exchange. Instead, any fractional shares of Company Common Stock that a Noteholder would otherwise be entitled to receive as a result of the Exchange shall be rounded up to the nearest whole number of shares of Company Common Stock.

          Section 1.6.    Power of Attorney.    From and after the Closing Date, each Noteholder constitutes and appoints the Company, its successors and assigns, as the Noteholder's true and lawful attorney-in-fact, with full power of substitution, in the name of the Company or in the name of the Noteholder, to execute, deliver, file and/or record such documents, agreements and instruments as shall be necessary or appropriate to effect the Contributions pursuant to this Article I. The foregoing powers are coupled with an interest and shall be irrevocable.

          Section 1.7.    Characterization.    The Contribution, the transactions described in the Merger Agreement and the Contribution Agreement and the public's purchase of stock in the Initial Public Offering are part of an integrated plan and are intended together to qualify as a tax-free transaction under Section 351 of the Internal Revenue Code of 1986, as amended.

ARTICLE II.
CLOSING

          Section 2.1.    Closing.    The closing of the transactions contemplated by this Agreement (the "Closing") shall take place at 9:30 a.m., New York City time, on the closing date of the Initial Public Offering (the "IPO Closing Date") or on such other date as may be mutually agreed to by the Company and the Noteholders (a) after the per share price of the Company Common Stock to be sold in the Initial Public Offering is finally determined, (b) as close to (but in any event prior to) the IPO Closing Date as reasonably practicable, (c) after the Effective Time (as defined in the Merger Agreement) of the Merger and (d) after the effectiveness of any reverse split declared on the Company Common Stock that is to take effect prior to the consummation of the Initial Public Offering (the "Closing Date"); provided, that on or before the Closing Date, all of the conditions set forth in Article VI shall have been fulfilled or waived in accordance with this Agreement (except for those conditions that will be fulfilled or waived as a result of the closing of the Initial Public Offering), at the offices of King & Spalding LLP, 1185 Avenue of the Americas, New York, New York, or such other location as the Company and the Noteholders shall mutually select.

          Section 2.2.    Closing Deliveries.    At the Closing,

            (a)   Each Noteholder shall deliver to the Company the Notes being contributed by such Noteholder, duly endorsed and in appropriate form and sufficient for transfer of the Notes to the Company.

            (b)   The Company shall deliver to each Noteholder a duly executed stock certificate representing the shares of Company Common Stock to be issued to such Noteholder pursuant to this Agreement.

ARTICLE III.
REPRESENTATIONS AND WARRANTIES OF THE COMPANY

        The Company represents and warrants to each of the Noteholders as follows:

          Section 3.1.    Organization.    The Company is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware.

          Section 3.2.    Authority.    The Board of Directors of the Company has authorized the execution, delivery and performance of this Agreement and the transactions contemplated hereby, including, without limitation, the issuance and delivery of the Company Shares to the Noteholders in accordance with the terms of this Agreement. No other corporate action is necessary to authorize such execution, delivery and performance, and upon such execution and delivery, this Agreement shall constitute a valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, except as enforceability may be limited by bankruptcy, insolvency or other similar laws affecting the enforcement of creditor's rights generally or by general principles of equity.

          Section 3.3.    Issuance of Shares.    The Company Shares to be issued by the Company pursuant to this Agreement, when issued in accordance with the provisions hereof, will be validly issued by the Company, fully paid and nonassessable, and, no stockholder of the Company has, or will have, any preemptive rights to subscribe for any Company Common Stock.

          Section 3.4.    Consents; Conflicts.    Except with respect to filings made in connection with exemptions from registration under state or federal securities laws, the creation, authorization, issuance, offer and sale of the Company Shares do not require any consent, approval or authorization of, or filing, registration or qualification with, any Person or governmental authority on the part of the Company or the vote, consent or approval in any manner of the holders of any security of the Company as a condition to the execution and delivery of this Agreement or the creation, authorization, issuance, offer and sale of the Company Shares. The execution and delivery by the Company of this Agreement and the performance by the Company of its obligations hereunder will not violate (i) the terms and conditions of the Certificate of Incorporation or the Bylaws of the Company, or any agreement or instrument to which the Company is a party or by which it is bound or (ii) subject to the accuracy of the Noteholders' representations and warranties contained herein, including, without limitation, the representations and warranties contained in Section 4.3 hereof, or any federal or state law.

ARTICLE IV.
REPRESENTATIONS AND WARRANTIES OF THE NOTEHOLDERS

        Each of the Noteholders, severally and not jointly, represents and warrants to the Company as follows:

          Section 4.1.    Title to Securities.    The Noteholder is the direct owner and holder of each of the Notes having an aggregate principal amount set forth opposite such Noteholder's name on Schedule II hereto and has good and valid title to such Notes, free and clear of all liens, claims and encumbrances.

          Section 4.2.    Authority.    The Noteholder has full right, power and authority to contribute, transfer, assign and convey to the Company the full legal and beneficial ownership in the Notes to be surrendered by such Noteholder pursuant to this Agreement and to consummate the transactions contemplated herein. This Agreement has been duly and validly executed and delivered by the Noteholder and is a legal, valid and binding obligation of such Noteholder enforceable in accordance with its terms, except as enforceability may be limited by bankruptcy, insolvency or other similar laws affecting the enforcement of creditor's rights generally or by general principles of equity. Neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby nor compliance with any of the provisions hereof will (a) result in any conflict with, breach of, or default (or give rise to any right of termination, cancellation or acceleration) under any of the terms, conditions or provisions of any agreement or other instrument or obligation to which such Noteholder is a party or by which such Noteholder or any of such Noteholder's properties or assets may be bound or (b) violate any order, writ, injunction, judgment, decree, law, statute, rule or regulation applicable to such Noteholder or any of such Noteholder's properties or assets. No action, consent or approval by, or filing with, any federal, state, municipal, foreign or other court or governmental or administrative body or agency, or any other regulatory or self-regulatory body, is required in connection with the execution and delivery by the Noteholder of this Agreement or the consummation by such Noteholder of the transactions contemplated hereby.

          Section 4.3.    Accredited Investor.

            (a)    Offering Exemption.    The Noteholder acknowledges that the transfer of the Company Shares pursuant to this Agreement has not been registered under the Securities Act, nor registered or qualified under any state securities laws, and that the Company Shares are being offered and sold pursuant to an exemption from such registration and qualification based in part upon such Noteholder's representations contained herein.

            (b)    Knowledge of Offer.    The Noteholder is familiar with the business and operations of the Company and has been given the opportunity to obtain from the Company all information that such Noteholder has requested regarding its business plans and prospects.

            (c)    Knowledge and Experience; Ability to Bear Economic Risks.    The Noteholder has such knowledge and experience in financial and business matters that it is capable of evaluating the merits and risks of the investment contemplated by this Agreement, and is able to bear the economic risk of this investment in the Company (including a complete loss of the value of the Company Common Stock).

            (d)    Limitations on Disposition.    The Noteholder recognizes that no public market exists for the Company Common Stock, and none may exist in the future. The Noteholder acknowledges that it must bear the economic risk of this investment indefinitely unless such Noteholder's shares of Company Common Stock are registered pursuant to the Securities Act, or an exemption from such registration is available, and unless the disposition of such Company Common Stock is qualified or registered under applicable state securities laws or an exemption from such qualification or registration is available, and that the Company has no present intention of so registering the Company Common Stock. The Noteholder acknowledges that there is no assurance that any exemption from the Securities Act will be available, or, if available, that such exemption will allow such Noteholder to transfer any or all of the Company Common Stock, in the amounts, or at the times such Noteholder might propose. The Noteholder acknowledges that at the present time Rule 144 promulgated under the Securities Act by the SEC ("Rule 144") is not applicable to sales of the Company Common Stock because such shares are not registered under Section 12 of the Exchange Act, and there is not publicly available the information concerning the Company specified in Rule 144. The Noteholder acknowledges that the Company is not presently under any obligation to register under Section 12 of the Exchange Act or to make publicly available the information specified in Rule 144 and that it may never be required to do so.

            (e)    Accredited Investor.    The Noteholder is an "accredited investor" as such term is defined in Rule 501(a) promulgated under the Securities Act.

          Section 4.4.    Capacity.    The Noteholder has full power and legal right to execute and deliver this Agreement and to perform such Noteholder's obligations hereunder.

ARTICLE V.
COVENANTS OF THE PARTIES

          Section 5.1.    Further Assurances.    From and after the Closing Date, each Noteholder will execute and deliver, or cause to be executed and delivered, such additional or further transfers, assignments, endorsements and other instruments as the Company may reasonably request for the purpose of effectively carrying out the transfer of the Notes and the other transactions contemplated by this Agreement.

          Section 5.2.    Permitted Transferees.    From and after the date hereof, each Noteholder agrees that in the event it shall propose to transfer, assign or otherwise convey any Notes to any affiliate of such Noteholder, Warburg Pincus & Co. or The Vertical Group, L.P., as a condition to the consummation of such transfer, the proposed transferee shall agree in writing to be bound by the all the terms and conditions of this Agreement, shall become a "Noteholder" for all purposes of this Agreement and shall execute and deliver such additional instruments as the Company may reasonably request in connection therewith.

ARTICLE VI.
CONDITIONS TO CLOSING

        The obligation of the Company and each of the Noteholders to effect the Contribution and the Exchange on the Closing Date shall be subject to the satisfaction, prior thereto or concurrently therewith, or waiver, of the following conditions:

          Section 6.1.    Injunction.    No statute, rule, regulation, executive order, decree or ruling shall have been adopted or promulgated, and no temporary restraining order, preliminary or permanent injunction or other order issued by a court or other U.S. or foreign governmental authority of competent jurisdiction shall be in effect, having the effect of making the Contribution, the Exchange and/or the Initial Public Offering, illegal or otherwise prohibiting consummation of the transactions contemplated by this Agreement.

          Section 6.2.    Effectiveness of the Registration Statement.    The Registration Statement shall have been declared effective by the SEC under the Securities Act. No stop order suspending the effectiveness of the Registration Statement shall have been issued by the SEC and no proceedings for that purpose shall have been initiated or threatened by the SEC.

          Section 6.3.    Initial Public Offering.    All conditions contained in the section entitled "Closing Conditions" of the Underwriting Agreement by and among the Company and the underwriters named therein entered into in connection with the Initial Public Offering shall have been satisfied or waived.

ARTICLE VII.
TERMINATION

          Section 7.1.    Termination.

            (a)    Mutual Consent.    This Agreement may be terminated with the mutual written consent of the Company and each Noteholder.

            (b)    Outside Date.    Unless otherwise agreed by the Company and the Noteholders, this Agreement may be terminated by the Company or the Noteholders (jointly and not severally) in the event that the Initial Public Offering shall not have occurred on or before September 30, 2005.

          Section 7.2.    Effect of Termination.    If this Agreement is terminated pursuant to Section 7.1, the Company shall remain obligated to reimburse each Noteholder for the expenses described in Section 8.5 of this Agreement. In the event this Agreement shall be terminated, the parties agree to take any and all actions to file any and all instruments and documents as shall be necessary, appropriate or, upon the reasonable request of any party hereto, desirable, in order to restore all parties, including the Noteholders, to their respective rights and obligations as if this Agreement had not been executed.

ARTICLE VIII.
MISCELLANEOUS PROVISIONS

          Section 8.1.    Terms Defined.    As used in this Agreement, the following terms have the respective meaning set forth below:

            (a)   "Exchange Act" shall mean the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

            (b)   "Initial Public Offering" shall mean the underwritten initial public offering pursuant to an effective Registration Statement under the Securities Act covering the offer and sale of the Company Common Stock to the public generally at a price to the public which places upon the Company a value (calculated by multiplying the number of shares of common stock outstanding on a fully diluted basis immediately prior to such offering by the per share initial public offering price (before giving effect to the underwriting discount), as set forth on the cover of the final prospectus for such offering) of at least $150 million and in which the net proceeds to the Company are not less than $40 million and as a result of which the shares of Company Common Stock are designated for trading on the New York Stock Exchange, the American Stock Exchange or the NASDAQ National Market.

            (c)   "Person" shall mean an individual, partnership, joint-stock company, corporation, limited liability company, trust or unincorporated organization, and a government or agency or political subdivision thereof.

            (d)   "SEC" shall mean the Securities and Exchange Commission.

            (e)   "Securities Act" shall mean the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

          Section 8.2.    Notices.    All communications under this Agreement shall be in writing and shall be delivered by hand or facsimile or mailed by overnight courier or by registered mail or certified mail, postage prepaid:

            (a)   if to the Noteholders, at the address or facsimile number listed on Schedule I hereto, or at such other address or facsimile number as may have been furnished to the Company, ev3 Endovascular and the other Noteholders in writing; and

            (b)   if to the Company, at 4600 Nathan Lane North, Plymouth, Minnesota 55442 (facsimile: (763) 398-7200), marked for attention of President, or at such other address or facsimile as the Company may have furnished in writing to each of the Noteholders; and

            (c)   if to ev3 Endovascular, at 4600 Nathan Lane North, Plymouth, Minnesota 55442 (facsimile: (763) 398-7200), marked for attention of President, or at such other address or facsimile as ev3 Endovascular may have furnished in writing to each of the Noteholders.

  Any notice so addressed shall be deemed to be given: if delivered by hand or facsimile, on the date of such delivery, if a business day and delivered during regular business hours, otherwise the first business day thereafter; if mailed by courier, on the first business day following the date of such mailing; and if mailed by registered or certified mail, on the third business day after the date of such mailing.

          Section 8.3.    Amendments.    The terms, provisions and conditions of this Agreement may not be changed, modified, waived or amended in any manner except by an instrument in writing duly executed by the Company, ev3 Endovascular and each of the Noteholders.

          Section 8.4.    Assignment; Parties in Interest.

            (a)    Assignment.    Neither this Agreement nor any of the rights, duties, or obligations of any party hereunder may be assigned or delegated by any party hereto except with the prior written consent of the Company and each of the Noteholders.

            (b)    Parties in Interest.    This Agreement shall not confer any rights or remedies upon any Person other than the parties hereto and their respective permitted successors and assigns.

          Section 8.5.    Expenses and Taxes.

            (a)   Whether or not the Closing occurs, the Company agrees to pay the Noteholder's out-of-pocket expenses, including the reasonable fees and disbursements of one counsel selected by the Noteholders, incurred in connection with the negotiation, preparation, execution and delivery of this Agreement and the other instruments and agreements entered into pursuant to this Agreement or such other agreements, and any amendments to the same.

            (b)   The Company will pay, and save and hold each Noteholder harmless from any and all liabilities (including interest and penalties) with respect to, or resulting from any delay or failure in paying, stamp and other taxes (other than income taxes), if any, which may be payable or determined to be payable as a result of the transactions contemplated by this Agreement.

          Section 8.6.    Entire Agreement.    This Agreement constitutes the entire agreement among the parties hereto with respect to the subject matter hereof, supersedes and is in full substitution for any and all prior agreements and understandings among them relating to such subject matter, and no party shall be liable or bound to the other party hereto in any manner with respect to such subject matter by any warranties, representations, indemnities, covenants or agreements except as specifically set forth herein. The Schedules to this Agreement are incorporated herein and made a part hereof and are an integral part of this Agreement.

          Section 8.7.    Descriptive Headings.    The descriptive headings of the several sections (including subsections) of this Agreement are inserted for convenience only and shall not control or affect the meaning or construction of any of the provisions hereof.

          Section 8.8.    Counterparts.    For the convenience of the parties, any number of counterparts of this Agreement may be executed by any one or more parties hereto (including by facsimile), and each such executed counterpart shall be, and shall be deemed to be, an original, but all of which shall constitute, and shall be deemed to constitute, in the aggregate but one and the same instrument.

          Section 8.9.    Governing Law.    This Agreement and the legal relations among the parties hereto shall be governed by and construed in accordance with the laws of the State of Delaware, applicable to contracts made and performed therein.

          Section 8.10.    Construction.    The language used in this Agreement will be deemed to be the language chosen by the parties to express their mutual intent, and no rule of strict construction will be applied against any party.

          Section 8.11.    Severability.    In the event that any one or more of the provisions contained in this Agreement or in any other instrument referred to herein, shall, for any reason, be held to be invalid, illegal or unenforceable in any respect, then to the maximum extent permitted by law, such invalidity, illegality or unenforceability shall not affect any other provision of this Agreement or any other such instrument. Furthermore, in lieu of any such invalid, illegal or unenforceable term or provision, the parties hereto intend that there shall be added as a part of this Agreement a provision as similar in terms to such invalid, illegal or unenforceable provision as may be possible and be valid, legal and enforceable.

          Section 8.12.    Specific Performance.    Without limiting or waiving in any respect any rights or remedies of any party under this Agreement now or hereinafter existing at law or in equity or by statute, each of the parties hereto shall be entitled to seek specific performance of the obligations to be performed by the other in accordance with the provisions of this Agreement.

          Section 8.13.    Survival of Provisions.    The respective representations, warranties, covenants and agreements of each of the parties to this Agreement shall survive the execution of this Agreement and the consummation of the transactions contemplated by this Agreement.

          Section 8.14.    Amendment of Notes.    This Agreement shall amend the terms of the Notes to the extent provided in Section 1.1 or Section 1.4 hereof; provided, that in the event this Agreement is terminated pursuant to Section 7.1, the terms of the Notes as in effect immediately prior to execution of this Agreement shall control and the Notes shall not be deemed to be amended pursuant to this Section 8.14. For the avoidance of doubt, unless this Agreement is terminated pursuant to Section 7.1, in the event of a conflict between the terms of this Agreement and the terms of any Note, this Agreement shall control. Except as specifically amended herein, the provisions of each Note shall remain identical in all other respects. As used therein, the terms "Note," "herein," "hereunder," "hereinafter," "hereto," "hereof" and words of similar import in any Notes shall, unless the context otherwise requires, refer to the Note as amended hereby.

[Remainder of page intentionally left blank]

        IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed on the day and year first above written.

ev3 Endovascular Inc.
By:	/s/ JAMES M. CORBETT Name: Title:
ev3 Inc.
By:	/s/ JAMES M. CORBETT Name: James Corbett Title: President and Chief Executive Officer
WARBURG, PINCUS EQUITY PARTNERS, L.P.
By:	Warburg Pincus Partners LLC, its General Partner
	By:	Warburg Pincus & Co., its Managing Member
By:	/s/ ELIZABETH H. WEATHERMAN Name: Elizabeth H. Weatherman Title: Partner
WARBURG, PINCUS NETHERLANDS EQUITY PARTNERS I, C.V.
By:	Warburg Pincus Partners LLC, its General Partner
	By:	Warburg Pincus & Co., its Managing Member
By:	/s/ ELIZABETH H. WEATHERMAN Name: Elizabeth H. Weatherman Title: Partner
WARBURG, PINCUS NETHERLANDS EQUITY PARTNERS II, C.V.
By:	Warburg Pincus Partners LLC, its General Partner
	By:	Warburg Pincus & Co., its Managing Member
By:	/s/ ELIZABETH H. WEATHERMAN Name: Elizabeth H. Weatherman Title: Partner

WARBURG, PINCUS NETHERLANDS EQUITY PARTNERS III, C.V.
By:	Warburg Pincus Partners LLC, its General Partner
	By:	Warburg Pincus & Co., its Managing Member
By:	/s/ ELIZABETH H. WEATHERMAN Name: Title:
VERTICAL FUND I, L.P.
By:	Vertical Group, L.P., General Partner
By:	/s/ JOHN E. RUNNELLS Name: John E. Runnells Title: General Partner
VERTICAL FUND II, L.P.
By:	Vertical Group, L.P., General Partner
By:	/s/ JOHN E. RUNNELLS Name: John E. Runnells Title: General Partner

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  Exhibit 2.3
NOTE CONTRIBUTION AND EXCHANGE AGREEMENT
R E C I T A L S
ARTICLE I. CONTRIBUTION AND EXCHANGE
ARTICLE II. CLOSING
ARTICLE III. REPRESENTATIONS AND WARRANTIES OF THE COMPANY
ARTICLE IV. REPRESENTATIONS AND WARRANTIES OF THE NOTEHOLDERS
ARTICLE V. COVENANTS OF THE PARTIES
ARTICLE VI. CONDITIONS TO CLOSING
ARTICLE VII. TERMINATION
ARTICLE VIII. MISCELLANEOUS PROVISIONS